EXHIBIT 99.1
SCHEDULE 13D JOINT FILING AGREEMENT
In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D/A to which this Joint Filing Agreement is attached and have duly executed this Joint Filing Agreement as of the date set forth below.

Dated: August 10, 2026

/s/ Mat Ishbia
Mat Ishbia

SFS HOLDING CORP.
By:	/s/ Mat Ishbia
Name:	Mat Ishbia
Title:	Chief Executive Officer

SFS GROUP CAPITAL, LLC
By:	/s/ Mat Ishbia
Name:	Mat Ishbia
Title:	Manager